AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
EXEGENICS, INC.
     eXegenics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify as follows:
     1. The present name of the Corporation is eXegenics Inc. The Corporation was originally incorporated in the State of Delaware under the name of Cytoclonal Pharmaceuticals, Inc.
     2. The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of the State of Delaware was November 18, 1991.
     3. This Amended and Restated Certificate of Incorporation, which amends and restates in its entirety the Corporation’s Certificate of Incorporation, has been duly adopted pursuant to the provisions of Sections 242 and 245 of the DGCL, and the stockholders of the Corporation have given their written consent hereto in accordance with Section 228 of the DGCL. The provisions of the Amended and Restated Certificate of Incorporation are as follows:
ARTICLE I
NAME
     The name of the corporation is Opko Health, Inc. (the “Corporation”).
ARTICLE II
REGISTERED OFFICE; REGISTERED AGENT
     The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, New Castle County, Wilmington, Delaware 19808. The name of the registered agent at such address is The Prentice-Hall Corporation Systems, Inc.
ARTICLE III
PURPOSE
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporate Law of the State of Delaware (“DGCL”).

ARTICLE IV
AUTHORIZED CAPITAL
     4.1. Total Authorized Capital. The total number of shares of capital stock which the Corporation shall have authority to issue is Five Hundred and Ten Million (510,000,000) shares, consisting of: Five Hundred Million (500,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”), and Ten Million (10,000,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). The Common Stock and Preferred Stock shall have the rights, preferences and limitations set forth below.
     4.2. Designation of Preferred Stock. The Preferred Stock may be divided into such number of series as the Corporation’s Board of Directors (the “Board of Directors”) may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. Without limiting the generality of the foregoing, the authority of the Board of Directors with respect to such designation of a series of Preferred Stock shall include, but not be limited to, determination of the following:
          4.2.1. the number of shares constituting such series and the distinctive designation of such series;
          4.2.2. the dividend rights of the shares of such series, including whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of such series;
          4.2.3. whether such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
          4.2.4. whether such series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;
          4.2.5. whether or not the shares of such series shall be redeemable, and, if so, the term and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
          4.2.6. whether such series shall have a sinking fund for the redemption or purchase of shares of such series, and, if so, the terms and amount of such sinking fund;
          4.2.7. the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series; and
          4.2.8. any other relative rights, preferences and limitations of such series.

          Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment of the Common Stock with respect to the same dividend period.
          If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to the holders of shares of all series of Preferred Stock shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.
ARTICLE V
COMMON STOCK
     5.1. General. All shares of Common Stock shall be identical in all respects and shall entitle the holder thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions. The rights, powers and privileges of the holders of the Common Stock are subject to and qualified by the rights of holders of the Preferred Stock.
     5.2. Dividends; Stock Splits. Subject to (a) any preferential dividend rights of holders of any then outstanding shares of Preferred Stock, and (b) any other provisions of this Certificate of Incorporation, as it may be amended from time to time, the holders of Common Stock shall be entitled to receive, on a pro rata basis, such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore.
     5.3. Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any class or series of stock having preference over the Common Stock as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, ratably in proportion to the number of shares held by them.
     5.4. Voting. At every meeting of the stockholders of the Corporation in connection with the election of directors and all other matters submitted to a vote of stockholders, each holder of Common Stock is entitled to one vote in person or by proxy for each share of Common Stock registered in the name of such holder on the transfer books of the Corporation. Except as otherwise required by law, the holders of Common Stock and Special Voting Stock shall vote together as a single class, subject to any right that may be conferred upon holders of Preferred Stock to vote together with holders of Common Stock on all matters submitted to a vote of stockholders of the Corporation.
     5.5. No Cumulative Voting. The holders of shares of Common Stock shall not have cumulative voting rights.

ARTICLE VI
SERIES A PREFERRED STOCK
     6.1. Designation. A total of Four Million (4,000,000) shares of the Preferred Stock shall be designated the “Series A Convertible Preferred Stock.” As used herein, the term “Preferred Stock” used without reference to the Series A Convertible Preferred Stock shall mean the shares of Preferred Stock, without distinction as to series, except as otherwise expressly provided for herein. The rights, preferences, privileges and restrictions granted to and imposed upon the Series A Preferred are as follows:
     6.2. Dividends.
          6.2.1. The holders of record of the Series A Preferred, as of a date fixed by the Corporation’s Board of Directors, shall be entitled to receive dividends in an amount equal to $.25 per share payable annually in arrears on or about January 15 in each year commencing January 15, 1996. If the dividend payment date is not a business day, then the dividend shall be payable on the next succeeding business day. Such dividends shall be cumulative and shall accrue on each share of Series A Preferred from the date of the filing of this Amendment to the Corporation’s Certificate of Incorporation with the Secretary of State of the State of Delaware. Dividends payable for any partial dividend period shall be computed on the basis of a 360-day year or twelve 30-day months.
          6.2.2. Dividends shall be payable to the extent lawfully permitted, at the option of the Board of Directors, either (i) wholly or partially in cash or (ii) in newly issued additional shares of Series A Preferred (the “Additional Shares”) valued at $2.50 per share and in an aggregate face amount equal to the difference between the total amount of the dividend then payable and the amount, if any, of such dividend then being paid in cash, rounded to the next highest whole number.
          6.2.3. No dividends or other distributions, other than dividends payable solely in shares of Common Stock of the Corporation or other capital stock of the corporation ranking junior as to dividends or rights upon dissolution or liquidation to the Series A Preferred (the “Junior Dividend Stock”) shall be paid or set apart for payment on, and no purchase, redemption or other acquisition shall be made by the Corporation of, any shares of Common Stock or Junior Dividend Stock unless and until all accrued and unpaid dividends on the Series A Preferred shall have been paid or set apart for payment.
          6.2.4. Any reference to “distribution” contained in this Section 6.2 shall not be deemed to include any stock dividend or distributions made in connection with any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary.
          6.2.5. The amount of the dividends specified in Section 6.2.1 and the valuation of the Additional Shares specified in Section 6.2.2 shall be subject to proportional adjustment in accordance with changes in the outstanding number of shares of Series A Preferred resulting from reclassifications or capital reorganizations (including reclassifications in connection with consolidations or mergers in which the Corporation is the continuing corporation), but excluding instances of Additional Shares pursuant to Section 6.3.2.

     6.3. Liquidation Preference.
          6.3.1. In the event of a liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of record of the Series A Preferred shall be entitled to receive ratably in full, out of lawfully available assets of the Corporation, whether such assets are stated capital or surplus of any nature, an amount in cash par outstanding share of Series A Preferred equal to the sum of $2.50 and all dividends (whether or not declared) accrued and unpaid thereon as of the date of final distribution to such holders, without interest, before any payment shall be made or any assets distributed to the holders of common Stock (“Common Stockholders”) or any other class or series of the Corporation’s capital stock ranking junior as to liquidation rights to the Series A Preferred; provided, however, that such rights shall accrue to the holders of the Series A Preferred only in the event the Corporation’s payments with respect to the liquidation preferences of any holders of capital stock of the Corporation ranking senior as to liquidation rights to the Series A Preferred (the “Senior Liquidation Stock”) are fully met. If, upon any liquidation, dissolution and winding-up, the amount available for such payment to the holders of Series A Preferred shall not be sufficient to pay in full the amounts payable on the Series A Preferred, the holders of the Series A Preferred and any other class or series of the Corporation’s capital stock which may hereafter be created having parity as to liquidation rights with the Series A preferred shall share in the distribution of the amount available in proportion to the respective preferential amounts to which each is entitled. None of a consolidation or merger of the Corporation with another corporation, a sale or transfer of all or part of the Corporation’s assets for cash, securities or other property, or a reorganization of the Corporation shall be considered a liquidation, dissolution or winding-up of a Corporation.
          6.3.2. The liquidation preference specified in subsection 6.3.1 shall be subject to proportional adjustment in accordance with changes in the outstanding number of shares of Series A Preferred resulting from reclassifications or capital reorganizations (including reclassifications in connection with consolidations or mergers in which the Corporation is the continuing corporation), but excluding issuances of Additional Shares pursuant to subsection 6.2.2.
     6.4. Voting Rights. The holders of record of the Series A Preferred shall be entitled to notice of, and to vote on or consent to, all actions on which Common Stockholders are required or permitted to act upon, including, without limitation, the election of directors. On all matters requiring or permitting a vote or consent of the Corporation’s Common Stockholders, each share of Series A Preferred shall be equivalent to one share of Common Stock and all shares of Series A Preferred shall vote together with the shares of Common Stock as a single class, except as otherwise provided by the Certificate of Incorporation or By laws of the Corporation or by law. So long as shares of Series A Preferred are outstanding, without the approval (by vote or written consent, as provided by law) of the holders of record of at least a majority of the then outstanding shares of Series A Preferred, voting separately as a class, the Corporation shall not:
          6.4.1. alter or change the rights, preferences, privileges or restrictions of shares of Series A Preferred so as to affect them adversely; or
          6.4.2. increase the authorized number of shares of Series A Preferred.

     6.5. Conversion Rights.
          6.5.1. Each share of Series A Preferred shall be convertible, at the option of the holder of record thereof, into fully paid and nonassessable shares of the Corporation’s Common Stock. Shares of Series A Preferred shall be convertible into the number of shares of Common Stock determined by dividing (x) the number of shares of Series A Preferred (including additional shares) held by a holder by (y) a divisor equal to $2.50, subject to adjustment as provided in Section 6.5.5 (such divisor as so adjusted being, the “Conversion Price”). No payment or adjustment shall be made in respect of dividends on the Common Stock or the Series A Preferred upon conversion of shares of Series A Preferred.
          6.5.2. In order to exercise the conversion rights set forth herein, a holder of record of shares of Series A Preferred shall surrender the certificate or certificates representing such shares, duly endorsed to the Corporation or in blank, at the principal office of the Corporation, or at such other office as the Corporation may designate, and shall give written notice to the Corporation, in form reasonably satisfactory to the Corporation, that states such holder elects to convert the Series A Preferred or a specified portion thereof and sets forth the name or names in which the certificate or certificates for shares of Common Stock are to be issued (the “Conversion Notice”); provided, however, nothing herein contained shall be deemed to permit any holder of Series A Preferred to designate another person to be the holder of Common Stock issuable upon conversion of the Series A Preferred if the issuance to such other person would violate federal or state securities laws or any agreement a holder of Series A Preferred has with the Corporation regarding restrictions on transferability of any securities of the Corporation held by such holder. As promptly as practicable after receipt of the Conversion Notice, surrender of the certificate or certificates representing the Series A Preferred, and payment by the holder of any applicable transfer or similar taxes, the Corporation shall issue and deliver (i) a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, in the name or names and to the address or addresses specified in the Conversion Notice, subject to any such restrictions on transferability, and (ii) a check in payment for any fractional shares pursuant to Section 6.8. The Corporation shall cancel the certificate or certificates for Series A Preferred upon the surrender thereof and shall execute and deliver a new certificate for Series A Preferred, representing the balance, if any, of the number of shares evidenced by such certificate or certificates not so converted. Each Conversion Notice pursuant hereto shall constitute a contract between the holder of shares of Series A Preferred and the Corporation, whereby the holder of such shares shall be deemed to subscribe for the amount of Common Stock which he shall be entitled to receive upon such conversion and whereby the Corporation shall be deemed to agree that the surrender of the certificate or certificates therefore shall constitute full payment of such subscription for Common Stock to be issued upon such conversion.
          6.5.3. A conversion shall be deemed to have been effected at the close of business on the date on which the Conversion Notice shall have been received by the Corporation and the certificate or certificates for Series A Preferred shall have been surrendered; whereupon the holder thereof shall cease to be a stockholder with respect thereto and all rights whatsoever with respect to such shares shall terminate (except the rights of the holder to receive shares of Common Stock and cash in respect of fractional shares), and the person or persons in whose name any certificate or certificates for Common Stock are issuable upon such conversion shall be deemed to have become the holder of record of the shares represented thereby on such date.

          6.5.4. The Corporation shall not sell or issue shares of Common Stock, or rights, options, warrants or convertible securities containing the right to subscribe for or purchase shares of Common Stock, at a price per share of Common Stock (determined in the case of such rights, options, warrants or convertible securities, by dividing (x) the total amount received or receivable by the Corporation in consideration of the sale and issuance of such rights, options, warrants or convertible securities, plus the total consideration payable to the Corporation upon exercise or conversion thereof, by (y) the total number of shares of Common Stock covered by such rights, options, warrants or convertible securities) that is lower than the fair market value thereof as determined by the Board of Directors (the “Fair Value”) immediately prior to such sale or issuance, unless the Board of Directors determines that such sale or issuance is in the best interest of the Corporation.
          6.5.5. The Conversion Price shall be subject to adjustment from time to time as follows:
               (a) In the event the Corporation (1) declares a dividend on the Common Stock in shares of its capital stock, (2) subdivides the outstanding shares of the Common Stock into a larger number of shares, (3) combines the outstanding shares of the Common Stock into a smaller number of shares, or (4) issues by reclassification of the Common Stock any shares of its capital stock (including any reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), then the Conversion Price in effect on the record date for such dividend or on the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series A Preferred surrendered for conversion after such date shall be entitled to receive the kind and amount of shares which such holder would have owned or have been entitled to receive had such shares of Series A Preferred been converted immediately prior to such date. Such adjustment shall be made successively whenever any event listed above shall occur. If, as a result of an adjustment made pursuant to this Section 6.5.5(a) the holder of any shares of Series A Preferred thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and other capital stock of the Corporation, the Board of Directors shall determine the allocation of the adjusted Conversion Price between shares of such classes of capital stock or shares of Common Stock and other capital stock.
               (b) In the event the Corporation distributes to its Common Stockholders any of its assets (excluding cash dividends or distributions out of earnings subsequent to the date hereof) or debt securities or any rights, warrants or options to purchase securities of the Corporation, the Conversion Price shall be adjusted, effective at the opening of business on the date following the record date for the distribution, in accordance with the following formula:

M

c1	-	c +	M-F

where

c1	-	the adjusted Conversion Price.

c	-	the Conversion Price in effect on the data immediately preceding the record date for the distribution.

M	-	the Fair Value per share of Common Stock on the record date for the distribution.

F	-	the Fair Value on the record date for the distribution of the portion of the assets, debt securities, rights, warrants or options no distributed applicable to one share of Common Stock.
               (c) The Corporation shall have the right, at any time, voluntarily to decrease the Conversion Price then in effect by such amount and for such period or periods of time as the Board of Directors shall determine. In each such event the Corporation shall prepare and deliver to each holder of Series A Preferred a certificate of an executive officer to decrease the conversation Price in accordance with this Section 6.5.5(c) and the amount of such decrease, (2) the period during which such decreased Conversion Price shall be in effect, and (3) that such election is irrevocable during such period. No decrease in the Conversation Price pursuant to the provisions of this subsection shall be deemed to alter or adjust the conversation Price for the purposes of any other subsection of this Section 6.5.
               (d) No adjustment in the Conversion Price shall be required unless such adjustment will require a change of any adjustment which, by reasons of this subsection will require a change of any adjustment which, by reasons of this subsection 6.5.5(d) is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under Section 6.5 shall be made to the nearest cent or to the nearest 100th of a share, as the case may be.
               (e) Whenever any adjustment is made in the Conversion Price, the Corporation shall, as soon as reasonably practicable thereafter, prepare a written statement, signed by an executive officer of the Corporation setting forth the adjusted Conversion Price, determined as provided herein, and, in reasonable detail, the facts requiring such adjustment. The Corporation shall mail such statement to all holders of record of outstanding shares of Series A Preferred.
               (f) In case of any consolidation or merger of the Corporation in which the Corporation does not survive or any sale of all or substantially all of the Corporation’s assets or a substantial reorganization of the Corporation (each, an “Election Event”), there shall be no adjustment of the Conversion Price, but any record holder of Series A preferred may elect, by following the procedures set forth in Section 6.5.2 during such period in the Board of Directors shall determine, to convert such holder’s shares of Series A Preferred into the kind and amount of shares of stock and other securities and property which such holder would have been entitled to receive upon such Election Event if such holder had held the Common Stock issuable upon the conversion of such holder’s shares of Series A Preferred immediately prior to such Election Event, provided, however, an exercise of conversion under this subsection 6.5.5(f) shall be ineffective in the event the Corporation shall exercise any of its conversion rights under Section 6.5.6.
          6.5.6. In case of any Election Event, the Corporation may elect, by giving written notice to the holders of record of the Series A Preferred (the “Election Notice”), to convert all the outstanding Series A preferred into Common Stock effective immediately prior to the consummation of the Election Event, without any action on the part of the stockholders of the Series A Preferred. Upon any such election, each share of Series A Preferred shall be converted into a number of shares of Common Stock equal to the greater of (i) the number of shares of Common Preferred been converted into Common Stock at the Conversion Price in effect pursuant to subsection 6.5.1 immediately prior to the Election Event, or (ii) the number of shares of Common Stock determined by dividing (x) the liquidation preference a share of Series A Preferred would then have been entitled to receive pursuant to Section 6.3 upon a liquidation of the Corporation, by (y) the Fair Value of a share of Common Stock on the day preceding the effective date of the Election Event. Alternatively, upon the occurrence of an Election Event, the Board of Directors may elect to have the Series A Preferred converted into preferred stock of the surviving corporation of substantially equivalent value to such Series A Preferred (“Equivalent Preferred”), as the Board of Directors shall determine, taking into account the Fair Value, liquidation preference and other attributes of the Series A Preferred. Each holder of shares of Series A Preferred shall cease to be a holder of Series A Preferred for any purpose as of the date specified in the Election Notice, notwithstanding a certificate or certificates for Series A Preferred shall not have been surrendered for cancellation, and all rights whatsoever with respect to such shares shall terminate, except the rights of the holder to receive Common Stock or Equivalent Preferred upon compliance with the procedures specified in the Election Notice.
          6.5.7. The Corporation shall at all times reserve and keep available out of authorized Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred, the full number of shares of Common Stock issuable upon conversion or all Series A preferred at any time outstanding.
     6.6. Optional Redemption.
          6.6.1. Shares of Series A Preferred shall be redeemable, at the Corporation’s option, in whole or in part, at any time and from time to time in the event either (i) the Corporation completed an initial public offering of the Common Stock at a price to the public of at least $2.50 per share or (ii) after completing an initial public offering of the common Stock at a price to the public of less than $2.50 per share, the average closing bid price of the Common Stock is at least $3.75 per share for any 30 consecutive trading days ending within 15 days prior to the date on which the Corporation gives notice or redemption of shares of Series A Preferred (the “Redemption Notice”). The redemption price shall be $2.50 per share plus a sum equal to the accrued but unpaid dividends on the Series A Preferred (the “Redemption Price”).

          6.6.2. In the event that at any time less than all of the Series A Preferred outstanding is to be redeemed, the Board of Directors shall determine the shares to be redeemed by lot or pro rata or by any other means the Board of Directors deems equitable.
          6.6.3. The Redemption Notice shall be given by the Corporation to the holders of record of the shares to be redeemed, at their respective addresses on the books of the Corporation, not less than 15 nor more than 75 days prior to the date fixed for redemption by the Board of Directors (the “Redemption Date”). Redemption Data may be fixed as of the date of, the completion of an initial public offering of Common Stock under clause (i) of Section 6.6.1. If less than all the shares of Series A Preferred owned by any holder are then to be redeemed, the Redemption Notice shall also specify the number of shares thereof which are to be redeemed and the numbers of the certificates representing such shares. If the Redemption Notice shall have been duly mailed and if, on or before the Redemption Date, all funds necessary for such redemption shall have been set aside by the Corporation in trust for the account of the holders of the Series A Preferred to be redeemed, so as to be available therefore, then, from and after the mailing of the Redemption Notice, notwithstanding that any certificate for shares of Series A Preferred so called for redemption shall not have been surrendered for cancellation, all rights in or with respect to such shares shall terminate except the right of the holder to (i) receive the Redemption Price, without interest, upon compliance with the procedures specified in the Redemption Notice, or (ii) convert such shares of Series A Preferred into Common Stock pursuant to Section 6.5, not later than the fourth business day preceding the Redemption Date.
          6.6.4. The prices per share of Common Stock referred to in Section 6.6.1 shall be subject to proportional adjustment in accordance with changes in the outstanding shares of Common Stock resulting from any of the events listed in Section 6.5.5.
          6.6.5. The Redemption Price specified in subsection 6.6.1 shall be subject to proportional adjustment in accordance with changes in the outstanding number of shares of Series A Preferred resulting from reclassifications or capital reorganizations (including reclassifications in connection with consolidations or mergers in which the Corporation is the continuing corporation), but excluding issuances of Additional Shares pursuant to subsection 6.2.2.
     6.7. Status of Reacquired Shares. The shares of Series A Preferred which have been issued and reacquired in any manner by the Corporation shall have the status of authorized and unissued shares of Preferred Stock and may be reclassified and reissued as a part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors.
     6.8. No Fractional Shares. The Corporation shall not be required to issue fractional shares of Common Stock upon any conversion of Series A Preferred but shall pay in lieu thereof, as soon as practicable after the date the Series A Preferred is surrendered for conversion in accordance with the provisions hereof, an amount in cash equal to the same fraction of the Fair Value of a full share of Common Stock.
     6.9. Determination of the Board of Directors. Whenever this Certificate of Incorporation requires a determination to be made by the Board of Directors, such determination shall be conclusive and shall be set forth in a Board of Directors resolution.

     6.10. Notices. Any notice required by these provisions to be given to the holders of Series A Preferred shall be deemed given on the second business day after mailing, first class mail postage prepaid, or on the day of delivery if sent by overnight courier, in each instance in an envelope addressed to each holder of record of Series A Preferred at such holder’s address appearing on the books of the Corporation.
ARTICLE VII
SERIES C PREFERRED STOCK
     7.1. Designation. A total of Five Hundred Thousand (500,000) shares of the Preferred Stock shall be designated the “Series C Convertible Preferred Stock.” As used herein, the term “Preferred Stock” used without reference to the Series C Convertible Preferred Stock shall mean the shares of Preferred Stock, without distinction as to series, except as otherwise expressly provided for herein. All other capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in Section 7.10 hereof.
     7.2. Dividends.
          7.2.1. Accrual and Payment of Dividends. The holders of shares of Series C Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of the assets of the Company legally available therefor, prior and in preference to any declaration or payment of any dividend on the Common Stock or any other class or series of capital stock of the Company ranking junior to the Series C Convertible Preferred Stock with respect to the payment of dividends, and subject to the rights to dividends of any class or series of Preferred Stock ranking senior or on parity with the Series C Convertible Preferred Stock with respect to dividends, cumulative cash dividends at the rate per share equal to two percent (2%) per annum of the Original Series C Purchase Price (subject to equitable adjustment in the event of any stock split, stock dividend, combination, recapitalization, reorganization, reclassification or other similar event) of each share of Series C Convertible Preferred Stock then outstanding. Such dividends shall accrue from day to day, whether or not earned or declared until paid. Such dividends shall be cumulative so that if such dividends in respect of any dividend period shall not have been paid or declared and set apart for all shares of Series C Convertible Preferred Stock at the time outstanding, the deficiency shall be fully paid on or declared and set apart for such shares before the Company makes any distribution to the holders of the Common Stock or any other class or series of capital stock of the Company ranking junior to the Series C Convertible Preferred Stock with respect to the payment of dividends.
          7.2.2. Other Dividends. Whenever the Company declares a dividend on its Common Stock, the holders of the Series C Convertible Preferred Stock shall be entitled to receive dividends in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

     7.3. Liquidation Rights.
          7.3.1. Treatment at Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or in the event of its insolvency, distributions to the stockholders of the Company shall be made in the following manner:
               (a) First, before any distribution or payment is made to any holders of Common Stock or any other class or series of capital stock of the Company, the holders of Series C Convertible Preferred Stock shall be entitled to be paid first out of the assets of the Company available for distribution to holders of the Company’s capital stock of all classes and series, whether such assets are capital, surplus or earnings (collectively, “Available Assets”), an amount per share equal to the Series C Preferential Amount.
               (b) After payment of the Series C Preferential Amount to all holders of the Series C Convertible Preferred Stock and payment of any other preference amounts to the holders of any other class or series of Preferred Stock entitled to a liquidation preference, the entire remaining Available Assets, if any, shall be distributed among the holders of Common Stock, Series C Convertible Preferred Stock and any other class or series of Preferred Stock entitled to participate with the Common Stock in a liquidating distribution, pro rata in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of such shares of Preferred Stock held by them (such participation amount per share to be received by the holders of the Series C Convertible Preferred Stock, together with the Series C Preferential Amount, the “Series C Liquidation Amount”).
               (c) Written notice of any liquidation, dissolution or winding up of the Company, stating the payment date, the amount of the Series C Preferential Amount, the amount of the Series C Liquidation Amount and the place where said Series C Liquidation Amount shall be payable, shall be given to the holders of record of Series C Convertible Preferred Stock not less than 5 days prior to the consummation of such liquidation, dissolution or winding up, in accordance with the provisions of Section 7.7.
          7.3.2. Treatment of Reorganization, Consolidation, Merger or Sale of Assets. Any Change of Control Event, shall be deemed, for the purposes of this Section 7.3.2, to be a liquidation, dissolution and winding up of the Company, in which event the Series C Liquidation Amount to which each such holder is entitled shall be calculated based upon the fair market value (as reasonably determined in good faith by the Board of Directors of the Company) of whatever property (including any securities) is to be received by the Company or its stockholders in respect of such Change of Control Event.
          7.3.3. Distributions Other than Cash. Whenever the distribution provided for in this Section 7.3 shall be payable in whole or in part in property other than cash, the value of any property distributed shall be the fair market value of such property as reasonably determined in good faith by the Board of Directors of the Company. All distributions of property other than cash made hereunder shall be made, to the maximum extent possible, pro rata with respect to each series and class of Preferred Stock and Common Stock in accordance with the liquidation amounts payable with respect to each such series and class.

     7.4. Voting Power.
          7.4.1. General. Except as otherwise expressly provided elsewhere in the Certificate of Incorporation (as in existence on the date hereof or as amended with the requisite approval of the holders of Series C Convertible Preferred Stock) or as otherwise required by law, (a) each holder of Series C Convertible Preferred Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Company and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder’s shares of Series C Convertible Preferred Stock could be converted, pursuant to the provisions of Section 7.5 hereof, at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, and (b) the holders of shares of Preferred Stock and Common Stock shall vote together (or tender written consents in lieu of a vote) as a single class on all matters submitted to the stockholders of the Company.
          7.4.2. Majority Holders. Whenever in this Article VII, the vote, approval or written consent of the Majority Holders (or the holders of any other specified percentage of the shares of Series C Convertible Preferred Stock) is required, such vote shall be taken, any approval shall be given or any written consent shall be tendered by the holders of the Series C Convertible Preferred Stock voting, approving or consenting together as a single class, with each share of Series C Convertible Preferred Stock being entitled to one vote in each instance.
          7.4.3. Restriction and Limitation on Company Action. As long as any of the Series C Convertible Preferred Stock is outstanding, the holders of Series C Convertible Preferred Stock shall vote as a separate voting group on, and the affirmative vote of the Majority Holders shall be required to authorize, any action by the Company which would:
               (a) In any manner authorize, create, amend or issue any class or series of capital stock of the Company ranking, either as to payment of dividends, distribution of assets upon liquidation or otherwise, or redemption, prior to or on parity with the Series C Convertible Preferred Stock.
               (b) Increase the authorized number of shares of Series C Convertible Preferred Stock or issue additional shares of Series C Convertible Preferred Stock.
               (c) In any manner adversely alter or change the designations or the powers, preferences or rights or qualifications, limitations or restrictions of the Series C Convertible Preferred Stock (including, without limitation, liquidation preference provisions).
               (d) Reclassify the Common Stock, or any other class or series of capital stock of the Company junior to the Series C Convertible Preferred Stock into capital stock of the Company of any class or series ranking, either as to payment of dividends, distribution of assets upon liquidation or otherwise, or redemption, prior to or on a parity with the Series C Convertible Preferred Stock.

     7.5. Conversion Rights. The holders of the Series C Convertible Preferred Stock shall have the following rights with respect to the conversion of such shares into shares of Common Stock:
          7.5.1. Voluntary Conversion.
               (a) Subject to and in compliance with the provisions of this Section 7.5, each and any outstanding share of the Series C Convertible Preferred Stock (together with all accrued but unpaid dividends thereon) shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully-paid and non-assessable shares of Common Stock as is determined pursuant to Section 7.5.3 below.
               (b) To exercise this conversion right, a holder of Series C Convertible Preferred Stock shall surrender the certificate or certificates representing the shares being converted at the principal office of the Company, together with written notice to the Company that such holder elects to convert such shares (the “Conversion Notice”); provided, however, that in the event such certificate or certificates have been lost, stolen or destroyed, then the holder electing to effect such a conversion shall so certify to the Company in its Conversion Notice, and shall further execute an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. The Conversion Notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Series C Convertible Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Company or in blank. As promptly as practicable after the Series C Conversion Date, the Company shall issue and deliver to the holder of the shares of Series C Convertible Preferred Stock being converted, or on its written order, at the expense of the Company: (i) a certificate or certificates, as such holder may request, representing the number of whole shares of Common Stock issuable upon the conversion of such shares of Series C Convertible Preferred Stock in accordance with the provisions of this Section 7.5, (ii) if some but not all of the shares of Series C Convertible Preferred Stock represented by a certificate surrendered by such holder are converted, a new certificate or certificates representing the number of shares of Series C Convertible Preferred Stock which were not converted, and (iii) if necessary pursuant to the provisions of Section 7.5.4, cash in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Series C Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series C Convertible Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion (subject to compliance with the applicable federal and state securities laws) shall be deemed to have become the holder(s) of record of the shares of Common Stock represented thereby.
          7.5.2. Automatic Conversion.
               (a) Immediately upon the earlier to occur of (i) the consummation of the Company’s first Qualified Offering (ii) the satisfaction of the Price Condition or (iii) the approval, set forth in a written notice to the Company, of the holders of at least sixty percent (60%) of the outstanding shares of Series C Convertible Preferred Stock of an election to convert all outstanding shares of Series C Convertible Preferred Stock to Common Stock (as the case may be, the “Conversion Event”), all outstanding shares of Series C Convertible Preferred Stock (together with any accrued but unpaid dividends thereon) shall be converted automatically into the number of fully-paid, non-assessable shares of Common Stock as is determined pursuant to Section 7.5.3 below as of the date of the Conversion Event, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company.
               (b) Promptly upon the occurrence of the Conversion Event, the Company shall deliver written notice thereof to the holders of the Series C Convertible Preferred Stock in accordance with the provisions of Section 7.6.2, and such holders shall surrender the certificates representing such shares at the principal office of the Company, which certificates shall be accompanied by proper assignment thereof to the Company or in blank. As promptly as practicable after the Series C Conversion Date, the Company shall issue and deliver to each holder of shares of Series C Convertible Preferred Stock so converted, at the expense of the Company: (i) a certificate representing the number of whole shares of Common Stock issuable upon the conversion of such shares of Series C Convertible Preferred Stock in accordance with the provisions of this Section 7.5, and (ii) if necessary pursuant to the provisions of Section 7.5.4, cash in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion; provided, however, that the Company shall not be obligated to issue and deliver the foregoing unless certificates evidencing the shares of Series C Convertible Preferred Stock so converted are either delivered to the Company or the holder thereof certifies to the Company that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. Notwithstanding the failure by any holder of the Series C Convertible Preferred Stock to deliver the certificates representing such holder’s shares as required by this Section 7.5.2(b), such conversion shall be deemed to have been effected immediately prior to the close of business on the Series C Conversion Date, and at such time the rights of each holder as holder of the Series C Convertible Preferred Stock shall cease and such holder shall be deemed to have become the holder of record of the shares of Common Stock issuable upon the conversion of such holder’s shares of Series C Convertible Preferred Stock.
          7.5.3. Series C Conversion Rate. The number of shares of Common Stock that a holder of Series C Convertible Preferred Stock shall be entitled to receive upon conversion pursuant to this Section 7.5 shall be the product obtained by multiplying (a) the number of shares of Series C Convertible Preferred Stock being converted by such holder at any time, by (b) the quotient obtained by dividing (i) the Original Series C Purchase Price (subject to adjustment in the event of any stock split, stock dividend, combination, recapitalization, reorganization, reclassification or other similar event) by (ii) the Series C Conversion Value then in effect.
          7.5.4. Cash in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series C Convertible Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Series C Convertible Preferred Stock, the Company shall pay to the holder of the shares of Series C Convertible Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock at the close of business on the Series C Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the aggregate number of shares or fractional shares of Series C Convertible Preferred Stock being converted at any one time by any holder thereof, not upon each share or fractional share of Series C Convertible Preferred Stock being converted.
          7.5.5. Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series C Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Convertible Preferred Stock (including any shares of Series C Convertible Preferred Stock issuable upon the exercise, conversion or exchange of any options, warrants, purchase rights or convertible securities), and, if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Convertible Preferred Stock (including any shares of Series C Convertible Preferred Stock issuable upon the exercise, conversion or exchange of any options, warrants, purchase rights or convertible securities), the Company shall take all commercially reasonable actions as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.
          7.5.6. Issue Taxes. The Company shall pay all issue taxes (other than any taxes measured by the income of any person other than the Company), if any, incurred in respect of the issuance of shares of Common Stock upon a conversion of shares of Series C Convertible Preferred Stock. If a holder of shares surrendered for conversion specifies that the shares of Common Stock to be issued upon conversion are to be issued in a name or names other than the name or names in which such surrendered shares stand (which shall be subject to compliance with the applicable provisions of federal and state securities laws), the Company shall not be required to pay any transfer or other taxes incurred by reason of the issuance of such shares of Common Stock to the name of another, and if the appropriate transfer taxes shall not have been paid to the Company or the transfer agent for the Series C Convertible Preferred Stock at the time of surrender of the shares involved, the shares of Common Stock issued upon conversion thereof may be registered in the name or names in which the surrendered shares were registered without any liability to the Company, despite the instructions to the contrary.
     7.6. Notices.
          7.6.1. Notices of Record Date. In the event of (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividends or other distribution, or any right to subscribe for, purchase or otherwise acquire any Equity Securities or other property; (b) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company, or any sale or disposition of all or substantially all of the assets of the Company to any other person or persons; or (c) any voluntary or involuntary dissolution, liquidation, winding up or bankruptcy of the Company (each, a “Record Event”), then and in each such Record Event the Company shall give each holder of Series C Convertible Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right; (ii) the date on which any such reorganization, reclassification, recapitalization, sale, disposition, merger, consolidation, dissolution, liquidation, winding up or bankruptcy is expected to become effective; and (iii) the time, if any, that is to be fixed as to when the holders of record of Common Stock or other Equity Securities shall be entitled to exchange their shares of Common Stock or other Equity Securities for cash, securities or other property deliverable upon such reorganization, reclassification, recapitalization, sale, disposition, merger, consolidation, dissolution, liquidation, winding up or bankruptcy. In each such Record Event, the notice required by this Section 7.6.1 shall be delivered at least 10 days prior to the date specified in such notice.
     7.7. Notices in General. Whenever a notice is required to be given to a holder of shares of Series C Convertible Preferred Stock pursuant to this Article VII (including, without limitation, any notice required by Section 7.6.1 above), such notice shall be delivered in person, sent by nationally recognized overnight delivery service specifying next day delivery, mailed by certified or registered mail, postage prepaid and return receipt requested, or sent by telecopier, telex, facsimile or similar transmission, to such holder’s address of record as shown on the books of the Company.
     7.8. Cancellation of Series C Convertible Preferred Stock. Any shares of Series C Convertible Preferred Stock that are acquired by the Company by reason of redemption, repurchase or otherwise or are converted shall be cancelled and returned to the status of authorized but unissued shares of undesignated Preferred Stock and all rights to receive dividends thereon shall cease to accrue.
     7.9. Preemptive Rights.
          7.9.1. Pro Rata Share. Solely during the period commencing on the Original Series C Issuance Date and terminating on the eighteen month anniversary thereof (the “Preemptive Period”), each holder of Series C Convertible Preferred Stock is hereby expressly granted a preemptive right to purchase up to such holder’s pro rata share of all Equity Securities that the Company may from time to time propose to sell, issue or exchange, other than the Excluded Securities. The pro rata share of each holder of Series C Convertible Preferred Stock is equal to the ratio of (a) the number of Equity Securities then held by such holder to (b) the total amount of Equity Securities then issued (determined on an Fully-Diluted Basis).
          7.9.2. Notice and Purchase Right. If the Company proposes, agrees or obligates itself to issue, sell or exchange any Equity Securities, other than the Excluded Securities, during the Preemptive Period, it will give each holder of Series C Convertible Preferred Stock written notice of its intention, describing the Equity Securities, the price and the other terms and conditions, if any, upon which the Company proposes, agrees or obligates itself to issue, sell or exchange the same. Each holder of Series C Convertible Preferred Stock will have 10 business days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and subject to the conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased.

          7.9.3. Company Right to Sell. If any holder of Series C Convertible Preferred Stock shall fail to exercise in full the foregoing preemptive right, the Company will have 90 days thereafter to sell the Equity Securities that were not purchased by such holder of Series C Convertible Preferred Stock pursuant hereto, at a price and upon terms and conditions no more favorable to the purchasers thereof than specified in the Company’s notice to the holder of Series C Convertible Preferred Stock pursuant to Section 8.2.
     7.10. Definitions and Constructions. As used in this Article VII, the following terms shall have the following respective meanings:
          7.10.1. “Affiliates” shall mean any person directly or indirectly controlled by, controlling or under common control with another person, where the term “control,” for purposes of this definition, means the power to direct the management of the person in question.
          7.10.2. “Certificate of Incorporation” shall mean this Amended and Restated Certificate of Incorporation, as amended from time to time.
          7.10.3. “Change of Control Event” shall mean (a) a consolidation or merger of the Company with or into any person that results in the holders of the voting securities of the Company immediately following the issuance of the Series C Convertible Preferred Stock on the Original Series C Issuance Date (together with their respective Affiliates) holding or having the right to direct the voting of fifty percent (50%) or less of the total outstanding voting securities of the Company or such other surviving entity immediately following such Change of Control Event, (b) a sale or other disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company, or (c) the sale or issuance, in one transaction or a series of related transactions, by the Company or any of its stockholders of any Equity Securities to any person such that, following the consummation of such transaction(s), such person (together with its Affiliates) would own or have the right to acquire greater than fifty percent (50%) of the outstanding shares of Common Stock (calculated on a Fully-Diluted Basis). However, a bona fide arms-length equity financing for cash in which the Company issues securities to investors to provide additional capital to the Company for its operations shall not be considered a Change of Control Event no matter the level of ownership interest of such investors after such financing.
          7.10.4. “Equity Securities” shall mean (a) any Common Stock or other capital stock of the Company, (b) any security convertible, with or without consideration, into any Common Stock or other capital stock of the Company (including any option, warrant or other right to subscribe for or purchase such a security), (c) any security carrying any option, warrant or other right to subscribe for or purchase any Common Stock or other capital stock of the Company, or (d) any such option, warrant or other right.
          7.10.5. “Excluded Securities” shall mean (a) Equity Securities that are issued to employees, officers, directors or consultants of the Company or any subsidiary thereof which are outstanding as of the first Original Series C Issuance Date or which may be approved by the Company’s board of directors or pursuant to any incentive plan (including any incentive compensation or stock option plan) which is approved by the board of directors of the Company;

(b) Equity Securities issued in connection with any stock split, stock dividend or recapitalization by the Company which is approved by the board of directors of the Company; (c) Equity Securities issued upon conversion of Equity Securities; (d) Equity Securities issued pursuant to any equipment leasing arrangement or a bona fide debt financing which is approved by the board of directors of the Company; (e) Equity Securities issued pursuant to a merger or consolidation of the Company or any of its subsidiaries with or into another person or other acquisition by the Company or any of its subsidiaries of all or part of the assets, business or capital stock of another person, which transaction is approved by the board of directors of the Company; (f) the issuance of Equity Securities in transactions with third parties unrelated to the Company, upon reasonable commercial terms and relating to the manufacture, supply or distribution of products to or by the Company, technology licensing, research and development and other transactions that are for a purpose other than raising capital which transaction is approved by the board of directors of the Company, or (g) Equity Securities that are issued in connection with any registered public offering of the Company.
          7.10.6. “Fully-Diluted Basis” shall include, when used to refer to the number of shares of Common Stock then outstanding, (i) all shares of Common Stock that are issued and outstanding at such time, (ii) all shares of Common Stock that are issuable upon the conversion, exercise or exchange of all other Equity Securities that are issued and outstanding at such time and that are, directly or indirectly, convertible into or exercisable or exchangeable for shares of Common Stock, regardless of whether such Equity Securities are then convertible, exercisable or exchangeable, plus (iii) all Equity Securities that have been reserved by the Company for issuance under any incentive compensation or stock option plan of the Company which are authorized but not yet issued.
          7.10.7. “Majority Holders” shall mean the holders of a majority of the outstanding shares of the Series C Convertible Preferred Stock.
          7.10.8. “Original Series C Issuance Date” shall mean with respect to each share of Series C Convertible Preferred Stock, the date upon which such share was originally issued by the Company.
          7.10.9. “Original Series C Purchase Price” shall mean $77.00.
          7.10.10. “Parent Per Share Stock Valuation” shall mean $0.4984.
          7.10.11. “Person” shall mean any individual, partnership, limited liability company, corporation, business trust, trust, unincorporated association, joint venture or other entity of whatever nature.
          7.10.12. “Price Condition” shall be satisfied if the price at which one share of the Company’s Common Stock trades on the American Stock Exchange, the New York Stock Exchange or the NASDAQ National Market, whichever is applicable, as published in the Eastern Edition of The Wall Street Journal, for ten (10) consecutive trading days equals or exceeds 7.69 times the Parent Per Share Stock Valuation (subject to adjustment in the event of any stock split, stock dividend, combination, recapitalization, reorganization, reclassification or other similar event).

          7.10.13. “Qualified Offering” shall mean a sale by the Company of Equity Securities, in any six-month period, in which (i) the aggregate proceeds to the Company equal or exceed $30,000,000, net of underwriting discounts, offering expenses and commissions, and (ii) the price per share of such Common Stock, net of underwriting discounts, offering expenses and commissions, equals or exceeds 3.85 times the Parent Per Share Stock Valuation (subject to equitable adjustment in the event of any stock split, stock dividend, combination, recapitalization, reorganization, reclassification or other similar event.
          7.10.14. “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          7.10.15. “Series C Conversion Date” shall mean, as the case may be, (a) with respect to any shares of Series C Convertible Preferred Stock voluntarily converted into Common Stock pursuant to Section 7.5.1, the date on which the Company receives a Conversion Notice relating to such shares, together with the certificate or certificates representing such shares, or (b) with respect to all shares of Series C Convertible Preferred Stock automatically converted into Common Stock pursuant to Section 7.5.2, the date of the Conversion Event.
          7.10.16. “Series C Conversion Value” shall initially equal the Original Series C Purchase Price divided by one hundred (100), but shall be subject to adjustment in the event of any stock split, stock dividend, combination, recapitalization, reorganization, reclassification or other similar event.
          7.10.17. “Series C Preferential Amount” shall mean, as of any given date, the Original Series C Purchase Price (subject to equitable adjustment in the event of any stock split, stock dividend, combination, recapitalization, reorganization, reclassification or other similar event) plus any accrued but unpaid dividends on each such share of Series C Convertible Preferred Stock as of such date.
     7.11. Construction. Whenever the context requires, the gender of any word used in this Article VIII includes the masculine, feminine or neuter, and the number of any word includes the singular or plural. Unless the context otherwise requires, all references to sections refer to sections of this Article VIII, and all references to schedules are to schedules attached hereto, each of which is made a part hereof for all purposes.
ARTICLE VIII
BOARD OF DIRECTORS
     8.1. Management. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or this Amended and Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders.
     8.2. Number of Directors. The number of directors which shall constitute the Board of Directors shall be fixed from time to time by resolution adopted by the affirmative vote a majority of the total number of directors then in office.

     8.3. Newly-Created Directorships and Vacancies. Newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause may be filled, so long as there is at least one remaining director, only by the Board of Directors, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Directors elected to fill a newly created directorship or other vacancies shall hold office until such director’s successor has been duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.
     8.4. Removal of Directors. Any director or the entire board of directors may be removed from the office by the affirmative vote of the holders of least a majority of the voting power of the then outstanding capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
     8.5. Written Ballot Not Required. Elections of directors need not be by written ballot unless the Amended and Restated Bylaws of the Corporation shall otherwise provide.
ARTICLE IX
EXCULPATION AND INDEMNIFICATION
     9.1. Exculpation. To the fullest extent permitted by the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the filing of the Certificate of Incorporation of which this Section 9.1 is a part to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Section 9.1 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
     9.2. Indemnification. The Corporation shall indemnify, in the manner and to the fullest extent permitted by the DGCL, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Corporation may indemnify, in the manner and to the fullest extent permitted by the DGCL, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was an employee or agent of the

Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. To the fullest extent permitted by the DGCL, the indemnification provided herein shall include expenses (including, without limitation, attorneys’ fees), judgments, fines and amounts paid in settlement and, in the manner provided by the DGCL, any such expenses may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by the DGCL. Expenses incurred by any such director, officer, employee or agent in defending any such action, suit or proceeding may be advanced by the Corporation prior to the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified as authorized by the DGCL and this Article IX.
     9.3. Insurance. The Corporation may, to the fullest extent permitted by the DGCL, purchase and maintain insurance on behalf of any director, officer, employee or agent against any liability which may be asserted against such person.
     9.4. Non-Exclusivity. The indemnification provided herein shall not be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under the Corporation’s Bylaws, any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
ARTICLE X
INSOLVENCY, RECEIVERS AND TRUSTEES
     Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE XI
CONSIDERATION FOR SHARES; ASSESSABILITY
     The Corporation is authorized to sell and issue, from time to time, all or any portion of the capital stock of the Corporation which may have been authorized but not issued, to such persons and for such lawful consideration (not less than the par value thereof), and upon such terms and in such manner as it may determine. Any and all shares so issued, the full consideration for which shall have been paid or delivered, shall be fully paid and non-assessable, and the holders thereof shall not be liable to the Corporation or its creditors for any further payment thereon.
ARTICLE XII
RIGHT TO AMEND
          12.1.1. General. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.
     12.2. Amendment of Specified Provisions. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of the capital stock required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of the then outstanding capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Article IX hereof or this Article XII, or any provisions thereof or hereof, or to adopt any provision inconsistent with Article IX hereof or this Article XII, unless such alteration, amendment, repeal or adoption shall be approved by a majority of the directors then in office.

     THE UNDERSIGNED, being the Chief Executive Officer of the Corporation, for purpose of amended and restating the Corporation’s Certificate of Incorporation pursuant to the DGCL, has executed this certificate this 8th day of June 2007.

Opko Health, Inc.
By:	/s/ Phillip Frost, M.D.
	Name:	Phillip Frost, M.D.
	Title:	Chief Executive Officer